Exhibit 99.1

FOR IMMEDIATE RELEASE

Contura Closes Transaction Divesting Cumberland Mine

Company Issues Updated 2021 Guidance Reflecting New Operational Portfolio

BRISTOL, Tenn., December 10, 2020 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. supplier of metallurgical products for the steel-making industry, today announced the closing of its transaction with Iron Senergy Holding, LLC (Iron Senergy) for the divestment of the Cumberland Mine and related assets in Greene County, Pennsylvania.

The subsidiaries that hold the Cumberland and Emerald mines and the associated coal reserves, mining permits and operations, infrastructure, equipment and transloading facilities have transferred to Iron Senergy, effective today. According to the terms of the transaction, Iron Senergy has acquired all of the equity of the following subsidiaries previously owned by Contura: Emerald Contura, LLC; Cumberland Contura, LLC; Contura Coal Resources, LLC; Contura Pennsylvania Land, LLC; and Contura Pennsylvania Terminal, LLC (together, the Pennsylvania Entities). Iron Senergy has also posted replacement reclamation bonds for the Pennsylvania Entities and assumed their UMWA collective bargaining agreements.

Additionally, the closing of this transaction released Contura from all reclamation obligations associated with the Pennsylvania Entities, which are estimated to be approximately $169 million of undiscounted future cash outflows. These obligations have been assumed by Iron Senergy.

“This mutually beneficial transaction with Iron Senergy extends the runway for Cumberland under its new ownership, and today’s closing is the culmination of many months of hard work from our respective teams,” said David Stetson, Contura’s chairman and chief executive officer. “I commend everyone who worked on this project for their efforts to bring this to fruition. The transaction is a transformational milestone in Contura’s history, fulfilling our vision of moving swiftly to sharpen our company’s focus on producing metallurgical products used in steelmaking. At the same time, dramatically reducing our portfolio’s thermal coal production will yield financial benefits to Contura by significantly reducing our asset retirement obligations and collateralization requirements. Today marks a big step forward for our company.”

As previously announced, Iron Senergy has expressed its intention to continue operating the Cumberland Mine beyond 2022, thereby extending employment opportunities for the Cumberland workforce, providing a continued tax base for the local community and sustaining business opportunities for Cumberland’s vendors and a reliable fuel supply for customers. “Our team is excited about taking over mining operations at Cumberland and extending the operation’s expected lifespan,” said Mike Castle, Iron Senergy’s chief financial officer. “We plan to keep the mine running and continue providing employment opportunities for the talented workforce at the mine.” Cumberland’s mine management and sales agent will remain with the Cumberland operations under Iron Senergy’s new structure.

Upon the transaction’s closing, Contura provided $20 million in cash consideration to Iron Senergy and transferred $30 million in existing cash collateral to Iron Senergy’s surety provider as collateral for Iron Senergy’s replacement reclamation bonds. Contura retained a large block of Freeport seam metallurgical-grade coal reserves, located near the Cumberland and Emerald properties for potential future development.

2021 Full-Year Guidance

The company is updating 2021 guidance to reflect the divestiture of Cumberland Mine and the Northern Appalachian (NAPP) reporting segment.

The following changes to our 2021 guidance reflect the exclusion of the NAPP segment:
•SG&A reduced by $1 million to a range of $44 million to $49 million
•Capital expenditures lowered by $5 million to a range of $75 million to $95 million
•Depreciation, depletion and amortization are now anticipated to be $5 million lower, in the range of $155 million to $170 million
•The company lowered its idle operations expense by $3 million to a range of $24 million to $30 million

	2021 Guidance
in millions of tons	Low	High
Metallurgical	12.5	13.0
Thermal	1.0	1.5
CAPP - Metallurgical	13.5	14.5
CAPP - Thermal	1.3	1.7
Total Shipments	14.8	16.2

Committed/Priced[1,2,3]	Committed	Average Price
Metallurgical	37%	$86.76
Thermal	73%	$52.12
CAPP - Metallurgical	40%	$81.20
CAPP - Thermal	99%	$57.19

Committed/Unpriced[1,3]	Committed
Metallurgical	30%
Thermal	24%
CAPP - Metallurgical	29%
CAPP - Thermal	1%

Costs per ton[4]	Low	High
CAPP - Metallurgical	$68.00	$74.00
CAPP - Thermal	$45.00	$49.00

In millions (except taxes)	Low	High
SG&A5	$44	$49
Idle Operations Expense	$24	$30
Cash Interest Expense	$51	$55
DD&A	$155	$170
Capital Expenditures	$75	$95
Tax Rate	—%	5%
Notes:
1.Based on committed and priced coal shipments as of December 4, 2020. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward- looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.

5.Excludes expenses related to non-cash stock compensation and non-recurring business development expenses.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations in Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies metallurgical coal to produce steel. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.956.6882

MEDIA CONTACT
corporatecommunications@conturaenergy.com

Emily O’Quinn
423.573.0369
- ### -